Exhibit 10.5

Pinnacle Bankshares Corporation

Directors’ Annual Compensation

As of December 31, 2008

Annual Retainer	Amount
Service as Director for the Company	$2,000
Service as Director for the Bank	$5,000

Meeting Fees (Non-Employee Directors)
Committee Meetings for the Company	$250 per meeting
Committee Meetings for the Bank	$250 per meeting